ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20070295265-88
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/27/2007 1:31 PM
	Entity Number C22219-2001

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Quest Group International, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Articles Fourth of the Company's Articles of Incorporation is amended and restated in its entirety as follows:

ARTICLE FOURTH

STOCK: The total number of shares of all classes which the Corporation is authorized to have outstanding is One Hundred Fifty-Five Million (155,000,000) shares of which stock One Hundred Fifty Million (150,000,000) shares in the par value of $.001 each, amounting in the aggregate to One Hundred Fifty Thousand Dollars ($150,000) shall be voting common stock and of which Five Million (5,000,000) shares in the par value of $.001 each, amounting in the aggregate to Five Thousand Dollars ($5,000), shall be preferred stock.

(continued on attached page)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 8,390,000

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X Mathew W. [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE FOURTH

(Continued)

The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series includes, but is not limited to, determination of the following:

1. The number of shares constituting that series and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8. Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.